Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-06129 of SunLink Health Systems, Inc. on Form S-8 and in Registration Statement No. 33-88190 of SunLink Health Systems, Inc. on Form S-3 of our reports dated September 19, 2003, appearing in this Annual Report on Form 10-K of SunLink Health Systems, Inc. for the year ended June 30, 2003.

/S/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

September 26, 2003